CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in each Statement of Additional Information in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 811-21781) of Pioneer Series Trust IV, and to the incorporation by reference of our report, dated September 27, 2017, on Pioneer Classic Balanced Fund, and Pioneer Multi-Asset Income Fund (two of the portfolios comprising the Pioneer Series Trust IV) included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2017.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
November 21, 2017